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                             UNDERWRITING AGREEMENT

     UNDERWRITING AGREEMENT made this 13th day of December 1993, by and between Farm Bureau Life Insurance Company ("Farm Bureau"), an Iowa corporation, on its own behalf and on behalf of Farm Bureau Life Annuity Account ("Annuity Account") and FBL Marketing Services, Inc. ("FBL Marketing"), a Delaware corporation.

                                     WITNESSETH:

     WHEREAS, Farm Bureau has established and maintains the Annuity Account, a segregated investment account, pursuant to the laws of the State of Iowa for the purpose of selling flexible premium deferred variable annuity contracts (the "Contracts"), to commence after the effectiveness of the registration statement for the Contracts as filed with Securities and Exchange Commission (the "SEC") on Form N-4 pursuant to the Securities Act of 1933, as amended (the "1933 Act"); and

     WHEREAS, the Annuity Account is registeed as a unit investment trust under the Investment Company Act of 1940, as amended (the "1940 Act:"); and

     WHEREAS, the FBL Marketing is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and is a member of the National Association of Securities Dealers, Inc. (the "NASD"); and

     WHEREAS, the parties desire to have FBL Marketing act as principal underwriter for the Account and assume such supervisory responsibility as is required by federal and state securities law and applicable requirements of the NASD for the securities activities of any "person associated" (as that term is defined in Section 3(a)(18) of the 1934 Act) with FBL Marketing, including Farm Bureau personnel, and engaged directly or indirectly in Farm Bureau's variable annuity operations (the "associated persons"); and

     WHEREAS, Farm Bureau and the Annuity Account desire to have the Contracts sold and distributed through FBL Marketing, and FBL Marketing is willing to sell and distribute such Contracts, under the terms stated herein.

     NOW THEREFORE, the parties hereto agree as follows:

1.  DISTRIBUTOR AND PRINCIPAL UNDERWRITER

     Farm Bureau grants to FBL Marketing the right to be, and FBL Marketing agrees to serve as, distributor and principal underwriter of the Contracts during the term of this Agreement. FBL Marketing agrees to use its best efforts to solicit applications for the Contracts, and to undertake to provide sales services relative to the Contracts and otherwise to perform all duties and functions which are necessary and proper for the distribution of the Contracts.

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2.  PREMIUM PAYMENTS

     All premium payments or other monies payable for the Contracts shall be paid or remitted in full by or on behalf of contractowners directly to Farm Bureau or its designated servicing agent together with such applications, forms and other documentation as may be required by Farm Bureau. Checks or money orders in payment of premiums or other monies payable shall be drawn to the order of "Farm Bureau Life Insurance Company." Farm Bureau will retain all such payments except to the extent such payments are allocated to the Annuity Account.

3.  SALES IN ACCORDANCE WITH CURRENT PROSPECTUS

     FBL Marketing agrees to offer the Contracts for sale in accordance with the current prospectus therefor. FBL Marketing is not authorized to give any information or to make any representations concerning the Contracts other than those contained in the current prospectus therefor filed with the SEC or in such sales literature as may be developed and authorized by Farm Bureau.

4.  PROSPECTUSES AND PROMOTIONAL MATERIALS

     On behalf of the Annuity Account, Farm Bureau shall furnish FBL Marketing with copies of all prospectuses, financial statements, and other documents which FBL Marketing reasonably requests for use in connection with the distribution of the Contracts. Farm Bureau shall have responsibility for preparing, filing and printing all required prospectuses and/ or registration statements in connection with the Contracts and the payment of all related expenses. FBL Marketing and Farm Bureau shall cooperate fully in the design, draft, and review of sales promotion materials and the preparation of individual sales proposals related to the sale of the Contracts. FBL Marketing shall not use any such materials not provided or approved by Farm Bureau.

5.  COMPLIANCE WITH APPLICABLE LAWS

     FBL Marketing represents that it is duly registered as a broker-dealer under the 1934 Act and is a member in good standing of the NASD and, to the extent necessary to offer the Contracts, shall be duly registered or otherwise qualified under the securities laws of any state or other jurisdiction. FBL Marketing shall be responsible for carrying out its sales and underwriting obligation hereunder in continued compliance with the NASD Rules of Fair Practice and federal and state securities laws and regulations. Without limiting the generality of the foregoing, FBL Marketing agrees that it shall be fully responsible for:

(a) ensuring that no person shall offer or sell the Contracts on its behalf until such person is duly registered as a representative of FBL Marketing, duly licensed and appointed by Farm Bureau under applicable state insurance law, and appropriately licensed, registered or otherwise qualified to offer and sell such Contracts under the federal securities laws and any applicable securities laws of each state or other jurisdiction in which such Contracts may be

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    lawfully sold, in which Farm Bureau is licensed to sell the Contracts and in which such persons shall offer or sell the Contracts; and

(b) training, supervision, and control of all such persons for purposes of complying on a continuous basis with the NASD Rules of Fair Practice and with federal and state securities laws requirements applicable in connection with the offering and sale of the Contracts. In this connection FBL Marketing shall:

    (i) conduct such training (including the preparation and utilization of training materials) as in the opinion of FBL Marketing is necessary to accomplish the purposes of this Agreement;
    (ii) establish and implement reasonable written procedures for supervision of sales practices of associated persons or brokers selling the Contracts;
    (iii) establish branch offices and offices of supervisory jurisdiction, as necessary or appropriate; and
    (iv) take reasonable steps to ensure that the various sales representatives associated with it shall not make recommendations to an applicant to purchase a Contract in the absence of reasonable grounds to believe that the purchase of the Contract is suitable for such applicant. While not limited to the following, a determination of suitability shall be based on information furnished to a sales representative after reasonable inquiry of such applicant concerning the applicant's insurance and investment objectives, financial situation and needs, and the likelihood of whether the applicant will persist with the Contract for such a period of time that Farm Bureau's acquisition costs are amortized over a reasonable period of time.


6.  SALES AGREEMENTS

     FBL Marketing is hereby authorized to enter into separate written agreements, on such terms and conditions as FBL Marketing may determine not inconsistent with this Agreement, with broker-dealers which agree to participate in the distribution of the Contracts and to use their best efforts to solicit applications for the Contracts. All such sales agreements shall provide that each independent broker-dealer will assume full responsibility for continued compliance by itself and its representatives with applicable federal and state securities laws. Such broker-dealers and their agents or representatives soliciting applications for the Contracts shall be duly and appropriately licensed, registered or otherwise qualified for the sale of such Contracts under the federal securities laws, the state insurance laws and any applicable state securities laws of each state or other jurisdiction in which such Contracts may be lawfully sold and in which Farm Bureau is licensed to sell the Contracts. Each such organization shall be both registered as a broker-dealer under the 1934 Act and a member of the NASD.

     Applications for the Contracts solicited by such organizations through their representatives shall be forwarded to Farm Bureau. All payments for the Contracts shall be made by check payable to "Farm Bureau Life Insurance Company" and remitted promptly by such organizations to Farm Bureau as agent for FBL Marketing. All broker-dealers who agree to participate in the distribution of the Contracts shall act as independent contractors and nothing

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herein contained shall constitute such broker-dealers or their agents or employees as employees of Farm Bureau in connection with the sale of the Contracts.

     7.  INSURANCE LICENSES

     Farm Bureau shall apply for the proper insurance licenses in the appropriate states or jurisdictions for the designated persons associated with FBL Marketing or with other independent broker-dealers which have entered into agreements with FBL Marketing for the sale of the Contracts, provided that Farm Bureau reserves the right to refuse to appoint any proposed registered representatives as an agent or broker, and to terminate an agent or broker once appointed.

     8.  MAINTENANCE OF BOOKS, RECORDS AND ACCOUNTS

     Farm Bureau and FBL Marketing shall cause to be maintained and preserved, for the periods prescribed, such accounts, books and other documents as are required of them by the 1940 Act, the 1934 Act and any other applicable laws and regulations. The books, accounts and records of Farm Bureau, the Annuity Account, and FBL Marketing as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions.

     As agent for and on behalf of FBL Marketing, Farm Bureau shall maintain such books and records of FBL Marketing pertaining to the sale of the Contracts and required by the 1934 Act as may be mutually agreed upon from time to time by Farm Bureau and FBL Marketing; provided that such books and records shall be the property of FBL Marketing and shall at all times be subject to such reasonable periodic, special or other examination by the SEC and all other regulatory bodies having jurisdiction. In addition, Farm Bureau will maintain records of all sales commissions paid to associated persons of FBL Marketing in connection with the sale of the Contract. Farm Bureau, as agent for FBL Marketing, shall be responsible for sending all required confirmations on customer transactions in compliance with applicable regulations, as modified by an exemption or other relief obtained by Farm Bureau and FBL Marketing.

     FBL Marketing shall have the responsibility for maintaining the records of associated persons of FBL Marketing who are licensed, registered, and otherwise qualified to sell the Contracts, and for furnishing periodic reports thereto to Farm Bureau. FBL Marketing shall cause Farm Bureau to be furnished with such other reports as Farm Bureau may reasonable request for the purpose of meeting its reporting and recordkeeping requirements under the insurance laws of the State of Iowa and any other applicable states or jurisdictions.

9.  COSTS AND EXPENSES BORNE BY FBL MARKETING

     FBL Marketing shall bear the costs and expenses of: (a) services, materials, and supplies required to be supplied by FBL Marketing pursuant to the terms of this Agreement; (b) registration, licensing or other qualification of associated persons of FBL Marketing under federal and state securities laws and with the NASD; and (c) training and supervision of associated persons.

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10.  COMPENSATION

     As compensation for FBL Marketing's assumption of the costs and expenses set forth in Section 9 hereof, the sales services rendered by FBL Marketing and the associated persons of FBL Marketing, and the continuing obligations spelled out herein, Farm Bureau shall pay FBL Marketing an annual fee, payable monthly, at a rate equal to $100 multiplied by the number of associated persons of FBL Marketing, and shall, on behalf of and as agent for FBL Marketing, pay associated persons of FBL Marketing all commissions or other fees which are due for the sale of the Contracts. No associated person shall have an interest in any fees payable to FBL Marketing pursuant to this Agreement.

     For Contracts sold under dealer sales agreements that FBL Marketing enters into with other broker-dealers pursuant to Section 6 hereof, Farm Bureau shall pay to the parties specified in any such agreements such compensation as is due under the terms of such sales agreements.

11.  INDEMNIFICATION

     Farm Bureau agrees to indemnify FBL Marketing for any losses incurred as a result of any action taken or omitted by FBL Marketing or any of its officers, agents, or employees in performing their responsibilities under this Agreement in good faith and without willful misfeasance, gross negligence, or reckless disregard of such obligations.

12.  INVESTIGATIONS AND PROCEEDINGS

     FBL Marketing and Farm Bureau agree to cooperate fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the Contracts distributed under this Agreement. FBL Marketing and Farm Bureau further agree to cooperate fully in any securities regulatory inspection, inquiry, investigation or proceeding or any judicial proceeding with respect to Farm Bureau, FBL Marketing, their affiliates, or the associated persons to the extent that such inspection, inquiry, investigation or proceeding is in connection with the Contracts distributed under this Agreement. Without limiting the foregoing:

     (a) FBL Marketing will be notified promptly of any customer complaint or notice of any regulatory inspection, inquiry, investigation or proceeding or judicial proceeding received by Farm Bureau with respect to FBL Marketing or any associated person or which may affect Farm Bureau's issuance of any Contract marketed under this Agreement; and

     (b) FBL Marketing will promptly notify Farm Bureau of any customer complaint or notice of any regulatory inspection, inquiry, investigation or proceeding received by FBL Marketing or its affiliates with respect to FBL Marketing or any associated person in connection with any Contract distributed under this Agreement or any activity in connection with any such Contract

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     In the case of a customer complaint, FBL Marketing and Farm Bureau will cooperate in investigating such complaint and arrive at a mutually satisfactory response.

13.  TERMINATION

     This Agreement may be terminated by either party hereto upon 60 days' written notice to the other party without the payment of any penalty. This Agreement may be terminated upon written notice of one party to the other party hereto in the event of bankruptcy or insolvency of such party to which notice is given. This Agreement may be terminated at any time upon the mutual written consent of the parties hereto. This Agreement shall terminate automatically if it shall be assigned.

     Upon termination of this Agreement, all authorizations, rights and obligations hereunder shall cease except (a) the obligation to settle accounts hereunder, including commissions on premiums subsequently received for Contracts in effect at the time of termination or issued pursuant to applications received by Farm Bureau prior to termination, and (b) the agreements contained in 12 hereof.

1.  EXCLUSIVITY

     The services of FBL Marketing hereunder are not to be deemed exclusive and FBL Marketing shall be free to render similar services to others so long as its services hereunder are not impaired or interfered with hereby.

15.  REGULATION

     This Agreement shall be subject to the provisions of the 1940 Act and the 1934 Act and the rules, regulations, and rulings thereunder and of the NASD, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

     FBL Marketing shall submit to all regulatory and administrative bodies having jurisdiction over the operations of Farm Bureau or the Annuity Account, present or future, and will provide any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations. Without limiting the generality of the foregoing, FBL Marketing shall furnish the Iowa Department of Insurance with any information or reports which the Department may request in order to ascertain whether the variable Annuity operations of Farm Bureau are being conducted in a manner consistent with the Department's variable annuity insurance regulations and any other applicable law or regulations.

16.  SEVERABILITY

     If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

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17.  APPLICABLE LAW

     This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

     Attest:

     FARM BUREAU LIFE INSURANCE COMPANY

     [signature]

     Merlin D. Plagge,
     President


     Attest:

     FBL MARKETING SERVICES, INC.

     [signature]

     Timothy J. Hoffman,
     President